EXHIBIT 21.1

                               LIST OF SUBSIDIARIES

                   (Each subsidiary is 100% owned unless noted)


o     Air Response North, Inc., a Florida corporation

o     Carolina Rehab, Inc.,  a Florida corporation

o     CyberCare, Inc., a Georgia corporation

o     E-Care Solutions, Inc., a Florida corporation

o     Global Air Charter, Inc., a Florida corporation

o     Global Air Rescue, Inc., a Delaware corporation

o     HELP Innovations Acquisition Corp, Inc., a Florida corporation.

o     Pharmacy Care Specialists, Inc., a Florida corporation

o     Southeast Medical Centers, Inc., a Florida corporation

o     Tallahassee Sleep Disorders, Inc., a Florida corporation

o     Your Good Health Network, Inc., a Florida corporation

o     Mioa Acquisition Company  I, Inc., a Florida corporation

o     Mioa Acquisition Company   II,  Inc., a Florida corporation

o     Complete Rehab Services, Inc., a Florida corporation

o     Ivanhoe Medical Systems, Inc., a Florida corporation

o     Professional Healthcare Services, Inc., a Florida corporation

o     Physical Therapy and Rehabilitation, Inc., a Florida corporation

o     Professional Rehab Group, Inc., a Florida corporation

o     YGHN Acquisition Company I, Inc, a Florida corporation

o     Heartlabs of America, Inc. a Florida corporation

o     YGHN Acquisition Company II, Inc, a Florida corporation

o     Preferred Medical Management Solutions, Inc. a Florida corporation

o     Clearwater Jet Center, Inc. a Florida corporation, 51% ownership